Exhibit 5.1

February 9, 2009

Board of Directors
Community West Bancshares
445 Pine Avenue
Goleta, California 93117

Re:	Community West Bancshares
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Community West Bancshares, a California corporation (the “Company”), in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) relating to the resale from time to time by selling shareholders, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act of 1933, as amended (the "Securities Act"), of the following securities (the “Securities”) of the Company: (i) a warrant dated December 19, 2008  (the “Warrant”) to purchase up to 521,158 shares of the Company’s no par value common stock (the “Common Stock”); and (iii) the 521,158 shares of Common stock underlying the Warrant (the “Warrant Shares”).  The Warrant and 15,600 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value (the “Series A Preferred Stock”) were issued by the Company to the United States Department of the Treasury (“Treasury”) on December 19, 2008 pursuant to that certain Letter Agreement, dated as of December 19, 2008, between the Company and Treasury (including the schedules thereto and the “Securities Purchase Agreement -Standards Terms” attached as Exhibit A thereto, the “Purchase Agreement”), in connection with Treasury’s Troubled Asset Relief Program -Capital Purchase Program (the “TARP Program”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the articles of incorporation of the Company as currently in effect, including the Certificate of Determination setting forth the terms of the Series A Preferred Stock; (ii) the bylaws of the Company as currently in effect; (iv) the Warrant; (v) certain resolutions of the Board of Directors of the Company relating to the Purchase Agreement and the issuance of the securities covered by the Registration Statement; and (vi) such other documents, corporate records and instruments as we have deemed necessary or appropriate in connection with providing this opinion letter.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

We assume that the appropriate action will be taken, prior to the offer and sale of the Securities, to register and qualify the Securities for sale under all applicable state securities or “blue sky” laws.

This opinion is limited solely to the California General Corporation Law, as applied by courts located in California, the applicable provisions of the California Constitution and the reported judicial decisions interpreting those laws, and those laws, rules and regulations of the State of California that, in our experience, are normally applicable to transactions of the type contemplated by the Registration Statement, and we express no opinion as to the laws of any other jurisdiction.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.
The Warrant has been duly authorized and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

2.
The Warrant Shares have been duly authorized and upon issuance in connection with the exercise of the Warrant in accordance with the terms thereof, including payment to the Company of the exercise price for such shares in full, such Warrant Shares will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

/s/	HORGAN, ROSEN, BECKHAM & COREN, L.L.P.

HORGAN, ROSEN, BECKHAM & COREN, L.L.P